                               TERM LOAN AGREEMENT

                                   dated as of

                                September 6, 2000

                                     between

                       AMERICAN INTERNATIONAL GROUP, INC.

                                       and

                                 HSB GROUP, INC.

                                TABLE OF CONTENTS

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                                                                                                 PAGE
ARTICLE I  Term Loan.....................................................................................1
         Section 1.01.  Term Loan and Note...............................................................1

ARTICLE II  Interest.....................................................................................1
         Section 2.01.  Interest on the Loan.............................................................1
         Section 2.02.  Payment of Interest..............................................................2
         Section 2.03.  Post Maturity Interest...........................................................2
         Section 2.04.  Use of Proceeds..................................................................2

ARTICLE III  Payments and Prepayments....................................................................2
         Section 3.01.  Optional Prepayments.............................................................2
         Section 3.02.  Mandatory Prepayments............................................................2
         Section 3.03.  Method of Payment................................................................2

ARTICLE IV  Representations and Warranties...............................................................3
         Section 4.01.  Representations and Warranties...................................................3

ARTICLE V  Conditions of the Loan........................................................................5
         Section 5.01.  Conditions of the Loan...........................................................5

ARTICLE VI  Covenants....................................................................................6
         Section 6.01.  Covenants........................................................................6

ARTICLE VII  Events of Default; Remedies.................................................................9
         Section 7.01.  Events of Default................................................................9

ARTICLE VIII  Miscellaneous.............................................................................11
         Section 8.01.  Certain Definitions.............................................................11
         Section 8.02.  Expenses........................................................................12
         Section 8.03.  Cumulative Rights and No Waiver.................................................12
         Section 8.04.  Notices.........................................................................13
         Section 8.05.  Amendments......................................................................14
         Section 8.06.  Binding Effect..................................................................14
         Section 8.07.  Participations..................................................................14
         Section 8.08.  Disclosure of Information.......................................................15
         Section 8.09.  APPLICABLE LAW..................................................................15

         Section 8.10.  Waiver of Jury Trial............................................................15
         Section 8.11.  Separability....................................................................15
         Section 8.12.  Execution in Counterparts.......................................................15
         Section 8.13.  Merger Agreement................................................................15

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                                                                                                 PAGE
                                                                                                 ----
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Exhibit A                  Term Loan Note

Schedule I                 Opinion of Robert C. Walker, Esq.

              TERM LOAN AGREEMENT (this "Agreement"), dated as of September 6, 2000, between AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (the "Lender"), and HSB GROUP, INC., a Connecticut corporation (the "Company").

              WHEREAS, an Agreement and Plan of Merger among the Lender, the Company and Engine Acquisition Corporation, dated August 17, 2000 (the "Merger Agreement"), contemplates the retirement of certain Capital Securities (as defined in Section 8.01); and

              WHEREAS, the Lender is prepared to extend the Loan (as hereinafter defined) to finance such retirement of the Capital Securities;

              NOW, THEREFORE, the Lender and the Company hereby agree as follows:

                                    ARTICLE I

                                    Term Loan

              Section 1.01. Term Loan and Note. Subject to the terms and conditions of this Agreement, the Lender agrees to make a loan (the "Loan") to the Company on September 14, 2000, or such earlier other date as the parties hereto may agree (the "Closing Date"), in the principal amount of $315 million. The obligation of the Company to repay the Loan, with interest thereon as hereinafter prescribed, shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A (the "Note"), payable to the order of the Lender. The Note shall be dated the Closing Date, shall mature on September 30, 2005 (as such date may be accelerated, the "Maturity Date") and shall bear interest from the Closing Date on the principal balance thereof at the rate and payable on the dates provided herein.

                                   ARTICLE II

                                    Interest

              Section 2.01. Interest on the Loan. The Loan shall bear interest on the unpaid principal amount thereof at a rate per annum (on the basis of a 360-day year for the actual number of days involved) equal to a percent per annum, agreed to by the parties on the Closing Date, such rate to be approximately 50 basis points in excess of the Lender's funding cost for debt of similar maturity to the Loan.

              Section 2.02. Payment of Interest. Interest on the Loan shall be payable quarterly on the last Business Day of each March, June, September and December, commencing on the first such date after the Closing Date, and on the date of any repayment of principal as provided in Section 3.01.

              Section 2.03. Post Maturity Interest. After the principal amount of the Loan shall become due and payable (whether by acceleration or otherwise), the Loan shall bear interest, payable on demand, at a rate per annum (on the basis of a 360-day year for the actual number of days involved) equal to 2 percent in excess of the rate per annum specified in Section 2.01.

              Section 2.04. Use of Proceeds. The proceeds of the Loan will be used to retire the Capital Securities.

                                   ARTICLE III

                            Payments and Prepayments

              Section 3.01. Optional Prepayments. The Company shall have the right, at any time and from time to time, to prepay the Loan, in whole or in part, without premium or penalty, upon at least three Business Days' notice to the Lender, specifying the date of prepayment and the amount of prepayment. Such notice shall be irrevocable and the payment amount specified in such notice shall be due and payable on the date specified, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in a minimum aggregate principal amount of $50,000,000 or, if greater, an integral multiple of $25,000,000.

              Section 3.02. Mandatory Prepayments. The Company shall prepay the Loan in whole, and the Note shall become due and payable in full, together with accrued interest to such date on the amount prepaid, on the earlier of (x) the Business Day on which the Company terminates the Merger Agreement pursuant to
Section 7.1(b)(iv) thereof and (y) the first Business Day after the thirtieth day after the Closing Date if the Capital Securities have not been retired on or prior to such thirtieth day.

              Section 3.03. Method of Payment. Each payment and prepayment by the Company of principal and interest on the Note shall be made to the Lender, in lawful money of the United States and in immediately available funds, to a Lender account located in the United States designated by the Lender.

                                   ARTICLE IV

                         Representations and Warranties

              Section 4.01. Representations and Warranties. The Company represents and warrants to the Lender that:

              (a) Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. As used in this Agreement, the phrase "Material Adverse Effect on the Company" means a material adverse effect on the condition (financial or otherwise), properties, business, or results of the operations of the Company and its subsidiaries (as defined below) taken as a whole, other than (i) effects caused by changes in general economic or securities markets conditions, (ii) changes or conditions that affect the U.S. property-casualty insurance industry in general, (iii) changes in generally accepted accounting principles, consistently applied ("GAAP") or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority and (iv) effects resulting from the announcement of this Agreement and the transactions contemplated hereby.

              As used in this Agreement, the term "subsidiary" of a party shall mean any corporation or other entity (including joint ventures, partnerships and other business associations) in which such party directly or indirectly owns outstanding capital stock or other voting securities having the power to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise direct the management and policies of such corporation or other entity ("Voting Securities").

              (b) Each subsidiary of the Company (a "Company Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate or other power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

              (c) Power and Authority. The Company has full power and authority to enter into this Agreement, to issue the Note and to incur and perform the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary action. No consent or approval of any governmental or administrative authority, instrumentality or agency that has not been obtained is required as a condition to the validity of this Agreement or the Note.

              (d) Binding Agreement. This Agreement constitutes, and the Note when issued and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              (e) Litigation. There are no proceedings or investigations pending or, to the knowledge of any Executive Officer, threatened against the Company or any Company Subsidiary before any court, arbitrator or governmental or administrative authority, instrumentality or agency that, in any one case or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the Company's ability to perform its obligations under or pursuant to this Agreement or the Note.

              (f) No Conflicts. There is no statute, regulation, rule, order or judgment, and no provision of any mortgage, indenture, contract or agreement binding on the Company or affecting its property, that would conflict with or prevent the execution, delivery or carrying out of the terms of this Agreement or the Note, and no consents or waivers of other lenders to the Company are required for the execution, delivery or carrying out of the terms of this Agreement or the Note.

              (g) Financial Statements. The financial statements of the Company included or incorporated by reference in the Company's most recent report on Form 10-K and any subsequent reports on Form 10-Q filed by the Company with the Securities and Exchange Commission have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof (subject, in the case of such reports on Form 10-Q, to changes resulting from normal year-end adjustments). There has been (x) no Material Adverse Effect on the Company since the date of the Merger Agreement and (y) no material adverse change since the date of the most recent such financial statements in the financial condition of the Company and its consolidated subsidiaries which would be likely to impair materially the Company's ability to perform its obligations hereunder or under the Note.

              (h) Pari Passu Obligations. The obligations of the Company hereunder rank and will at all times rank pari passu with all other obligations of the Company in respect of its unsecured and unsubordinated indebtedness for borrowed money.

              (i) Regulatory Compliance. The execution and delivery by the Company of this Agreement and the Note do not constitute a violation of Regulation U or X of the Board of Governors of the Federal Reserve System, as now in effect.


                                    ARTICLE V

                             Conditions of the Loan

              Section 5.01. Conditions of the Loan. The obligation of the Lender to make the Loan on the Closing Date is subject to the following conditions precedent:

              (a) Compliance -- Terms and Covenants. The Company shall be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it and shall not have intentionally violated any term, covenant and condition of the Merger Agreement.

              (b) Compliance -- No Events of Default. There shall exist no Event of Default and no event which with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

              (c) Compliance -- Representations and Warranties. The representations and warranties contained in Article IV hereof shall be true with the same effect as though such representations and warranties had been made at the time of the Loan, and the Company shall not have taken any action since the date of the Merger Agreement that could reasonably have been expected to cause any representation or warranty in the Merger Agreement to be untrue as of the time of the Loan.

              (d) Opinions of Company Counsel. The Lender shall have received a favorable written opinion of Robert C. Walker, General Counsel of the Company, in the form of Schedule I hereto.

              (e) The Note. The Lender shall have received the Note duly executed by the Company.

              (f) Merger Agreement Termination. No termination of the Merger Agreement pursuant to Section 7.1(b)(iv) thereof shall have occurred.

              (g) Compliance -- Certificate. The Lender shall have received a certificate dated the date of the initial Loan and signed by an Executive Officer of the Company as to the matters set forth in this Section 5.01.

                                   ARTICLE VI

                                    Covenants

              Section 6.01. Covenants. Until payment in full of the Note and performance of all other obligations of the Company hereunder:

              (a) Financial Statements and Other Reports and Information. The Company will furnish to the Lender:

                     (i) within 60 days after the end of each quarterly fiscal
              period in each fiscal year of the Company (other than the last quarter in any fiscal year), a consolidated statement of financial condition of the Company and its subsidiaries as at the end of such period, prepared in accordance with GAAP and certified, subject to changes resulting from subsequent audit adjustments, by an officer of the Company with responsibility for financial matters;

                     (ii) within 90 days after the end of each fiscal year of
              the Company, a consolidated statement of financial condition of the Company and its subsidiaries as at the end of such year, and a consolidated condensed statement of revenues and expenses of the Company and its subsidiaries for such year, such financial statements to be audited by and accompanied by an opinion of independent certified public accountants of nationally-recognized standing selected by the Company, which opinion shall state that such financial statements have been prepared in accordance with GAAP consistently applied (except as otherwise stated in such opinion) and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

                     (iii) forthwith upon any Executive Officer of the Company
              obtaining any knowledge of any condition or event which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default, a certificate executed by an Executive Officer specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto;

                     (iv) together with each delivery of financial statements
              pursuant to subdivisions (i) and (ii) above, a certificate executed by an Executive Officer stating that the signer has reviewed the terms of this Agreement and the Note and has made, or caused to be made under his or her supervision, a review of the transactions and condition of the Company and the Company's Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during such accounting period, and that the signer does not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of the existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto;

                     (v) together with each delivery of financial statements
              pursuant to subdivision (ii), a letter, by the independent certified public accountants reporting thereon, (1) stating that they have examined and reported upon the financial statements delivered pursuant to subdivision (ii), (2) stating that for the purposes of such letter they have read this Agreement insofar as it relates to accounting matters and (3) stating that during the course of their audit, they have not obtained any knowledge of any condition or event which constitutes an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default or, if their audit has disclosed such condition or event, specifying the nature and the period of existence thereof (but such accountants shall not be liable, directly or indirectly, to anyone for failure to obtain knowledge of any such condition or event); and

                     (vi) forthwith upon any Executive Officer of the Company
              obtaining any knowledge of an event that could reasonably be expected to result in the Company terminating the Merger Agreement pursuant to
              Section 7.1(b)(iv) thereof, a certificate executed by an Executive Officer specifying that such an event has occurred, providing a description of such event and what action the Company has taken or is taking or proposes to take with respect thereto; and

                     (vii) such additional financial information, reports or
              statements as the Lender may from time to time reasonably request consistent with the Company's policies with respect to similar borrowings.

              (b) Taxes. The Company will pay and discharge all taxes, assessments and governmental charges and levies upon it, its income and its properties prior to the date on which penalties are attached thereto, unless such taxes, assessments, governmental charges or levies shall be contested in good faith by appropriate proceedings and the Company shall have set aside adequate reserves with respect thereto (segregated to the extent required by GAAP).

              (c) Continued Existence. The Company will preserve and keep in full force and effect its corporate existence in its jurisdiction of incorporation and will not directly or indirectly sell, lease or otherwise dispose of all or substantially all of its properties or assets or consolidate with or merge into any other Person, or permit any other Person to consolidate or merge with it; provided, that (x) the Company may sell, lease or otherwise dispose of all or substantially all of its properties or assets to, or may consolidate with or merge into, a Successor Entity (as such term is defined in Section 8.06) and (y) the Company may permit any other Person to merge or consolidate with the Company if the Company is the survivor and if immediately after giving effect to such transaction there is no Event of Default and no event which upon notice or lapse of time, or both, would constitute an Event of Default.

              (d) Inspection. The Company will permit the Lender to have one or more of its officers or employees, or any other persons designated by the Lender and reasonably acceptable to the Company, visit and inspect, under the guidance of the Company, any of the properties of the Company or any Company Subsidiary, and to discuss the Company's or any Company Subsidiary's affairs, finances and accounts with appropriate officers of the Company; provided, however, that the Lender shall use its reasonable efforts to minimize the impact of such visits and inspections on the operations of the Company or any Company Subsidiary.

              (e) Funding of Employee Benefit Plans. The Company will comply in all material respects with the funding requirements of the Employee Retirement Income Security Act of 1974 with respect to employee benefit plans for its employees.

              (f) Regulatory Compliance. The Company and the Company Subsidiaries will comply with all statutes, regulations, orders and other regulatory requirements the noncompliance with which would materially and adversely affect its ability to conduct its business as presently or hereafter conducted or result in a Material Adverse Effect on the Company.

              (g) Ownership and Control of HSBIIC and HSBIICC. The Company will cause HSBIIC and HSBIICC to remain Company Subsidiaries and will continue to own directly, or indirectly through one or more wholly-owned subsidiaries, all of the Voting Securities of HSBIIC and HSBIICC, free and clear of all liens, claims and encumbrances other than (x) liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by the Company in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect thereto (segregated to the extent required by GAAP), or (y) the liens of any judgment, if such judgment is being contested by the Company in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect thereto (segregated to the extent required by GAAP).

                                   ARTICLE VII

                           Events of Default; Remedies

              Section 7.01. Events of Default. If any one or more of the following events (each, an "Event of Default") shall have occurred and be continuing:

              (a) if default shall be made in the due and punctual payment of the principal of the Note, when and as the same shall become due and payable, whether at the maturity thereof, by acceleration, by notice of prepayment, by mandatory prepayment or otherwise; or

              (b) if default shall be made in the due and punctual payment of any interest on the Note, when and as such interest installment shall become due and payable, and such default shall have continued for five Business Days; or

              (c) if any representation or warranty made by the Company in this Agreement or any certificate or financial statement delivered hereunder or thereunder shall prove to have been false or misleading in any material respect on the date as of which made; or

              (d) if default shall be made by the Company in the performance of or compliance in any material respect with any other term contained in this Agreement and such default shall not have been remedied within 30 days; or

              (e) if the Company or any Company Subsidiary shall fail to make any payment at maturity, including any applicable grace period, on any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or such Company Subsidiary (other than non-recourse indebtedness and the Note) ("Debt") having a principal amount in excess of $5,000,000 in the aggregate for the Company and all Company Subsidiaries for a period of 30 days, or if a default shall have occurred with respect to any Debt having a principal amount in excess of $5,000,000 in the aggregate for the Company and all Company Subsidiaries which default results in the acceleration of such Debt without such Debt having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days; or

              (f) if an involuntary case or other proceeding shall be commenced against the Company, HSBIIC or HSBIICC seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable Federal or State bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, conservatorship, receivership or similar law now or hereafter in effect or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed, or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, in any such event, for a period of 60 days; or

              (g) if the Company, HSBIIC or HSBIICC shall commence a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, conservatorship, receivership or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or shall consent to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization, conservatorship, receivership or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or if it shall file a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official for it, or any substantial part of its property, or shall make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or shall take corporate action in furtherance of any such action; or

              (h) if a final judgment which, with other final judgments against the Company and Company Subsidiaries, exceeds an aggregate of $5,000,000 shall be rendered against the Company or any Company Subsidiary by a court of competent jurisdiction in the United States and if, within 60 days after the entry thereof, such judgment shall not have been discharged or satisfied or execution thereof stayed pending appeal, or if, within 60 days after the expiration of any stay, such judgment shall not have been discharged or satisfied;

then and in any such event the Lender may at its option, exercised by written notice given at any time (unless all Events of Default shall theretofore have been remedied) to the Company declare the Note to be due and payable, whereupon the same shall mature and become payable, together with interest accrued thereon, without the necessity of any presentment, demand, protest or further notice, all of which are hereby waived by the Company; provided, that upon the happening of any event specified in clause (f) or (g) above all amounts owing hereunder and under the Note shall automatically become immediately due and payable, all without declaration or any notice to the Company.

                                  ARTICLE VIII

                                  Miscellaneous

              Section 8.01. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings.

              "Business Day" means any day on which commercial Lenders are open for business (including dealings in dollar deposits) in New York City.

              "Capital Securities" means the (i) $300,000,000 principal amount of the Convertible Capital Securities (liquidation amount $1,000 per Capital Security) issued by HSB Capital II and guaranteed by the Company, and (ii) $300,000,000 principal amount of the 7.0% Convertible Subordinated Deferrable Interest Debentures due December 31, 2017, issued by the Company.

              "Closing Date" has the meaning specified in Section 1.01.

              "Company Subsidiary" has the meaning specified in Section 4.01(b).

              "Debt" has the meaning specified in Section 7.01(e).

              "Event of Default" has the meaning specified in Section 7.01.

              "Executive Officer" means any of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer or General Counsel of the Company.

              "GAAP" has the meaning specified in Section 4.01(a).

              "HSBIIC" means The Hartford Steam Boiler Inspection and Insurance Company and any entity or entities in whatever form that succeed to all or substantially all of such company's assets and business.

              "HSBIICC" means The Hartford Steam Boiler Inspection and Insurance Company of Connecticut and any entity or entities in whatever form that succeed to all or substantially all of such company's assets and business.

              "Loan" has the meaning specified in Section 1.01.

              "Material Adverse Effect on the Company" has the meaning specified in Section 4.01(a).

              "Maturity Date" has the meaning specified in Section 1.01.

              "Merger Agreement" has the meaning specified in the recitals hereto.

              "Note" has the meaning specified in Section 1.02.

              "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

              "Subsidiary" has the meaning specified in Section 4.01(a).

              "Successor Entity" has the meaning specified in Section 8.06.

              "Voting Securities" has the meaning specified in Section 4.01(a).

              Section 8.02. Expenses. The Company agrees, in the case of an Event of Default, to pay all reasonable expenses incurred by the Lender in connection with the enforcement of any provision of this Agreement and the collection of the Note.

              Section 8.03. Cumulative Rights and No Waiver. Each and every right granted to the Lender hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Lender to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right.

              Section 8.04. Notices. Any communication, demand or notice to be given hereunder or with respect to the Note will be duly given when delivered in writing or sent by tested telex to a party at its address as indicated below.

              A communication, demand or notice given pursuant to this Section
8.04 shall be addressed:

              If to the Company, at

                     HSB Group, Inc.
                     P.O. Box 5024
                     One State Street
                     Hartford, CT 06102-5024
                     Attention:  Robert Walker, Esq.
                     Facsimile:  860-722-5710

                     With a concurrent copy (which shall
                     not serve as notice to the Company) to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     Four Times Square
                     New York, New York 10036
                     Attention: Thomas H. Kennedy
                     Facsimile: 917-777-2526

              If to the Lender, at

                     American International Group, Inc.
                     70 Pine Street
                     New York, New York 10270
                     Attention: General Counsel
                     Facsimile: 212-425-2175

                     With a concurrent copy (which shall not serve as notice to the Lender) to:

                     Sullivan & Cromwell
                     125 Broad Street
                     New York, New York 10004
                     Attention: Michael M. Wiseman
                                Stephen M. Kotran
                     Facsimile: 212-558-3588

              Section 8.05. Amendments. This Agreement may only be amended in a writing executed by the Lender and the Company.

              Section 8.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Lender and their respective successors and assigns; provided, however, that the Company may not assign any of its rights or delegate any of its obligations hereunder or under the Note without the prior written consent of the Lender, except that the Company may assign all of its rights and delegate all of its obligations hereunder and under the Note to a Successor Entity without the prior written consent of the Lender. "Successor Entity" means an entity in whatever form that succeeds to all or substantially all of the Company's assets and business and that assumes all of the Company's obligations hereunder and under the Note by contract or by operation of law. Upon any such delegation and assumption, the Company shall be relieved of and fully discharged from all obligations hereunder and under the Note, whether such obligations arose before or after such delegation and assumption. The Lender shall have the right to assign its rights and delegate all of its obligations to any subsidiary of the Lender. Any assignment purported to be made in contravention of this Section shall be null and void.

              Section 8.07. Participations. The Lender shall have the right to grant participations (to be evidenced by one or more participation agreements or certificates of participation) in all or any portion of the Note at any time and from time to time to one or more subsidiaries of the Lender or commercial banks; provided, however, that the Lender shall obtain the prior written consent of the Company to any such participation to a party other than a subsidiary of the Lender, which consent will not be unreasonably withheld.

              Section 8.08. Disclosure of Information. The Company authorizes the Lender to disclose any information relating to the Company which has been furnished to the Lender by the Company in connection with this Agreement to any prospective assignee or participant in connection with an assignment or participation permissible pursuant to Section 8.06 and 8.07.

              SECTION 8.09. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

              Section 8.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 8.10.

              Section 8.11. Separability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

              Section 8.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, and all the counterparts shall together constitute one and the same instrument.

              Section 8.13. Merger Agreement. The Lender acknowledges that execution and performance of this Term Loan Agreement does not violate the Merger Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                               AMERICAN INTERNATIONAL GROUP, INC.



                               By:/s/ Howard I. Smith
                                  ----------------------------------------------
                                  Title:  Executive Vice President & Chief
                                           Financial Officer


                               By:/s/ Eric N. Litzky
                                  ----------------------------------------------
                                  Title:  Assistant Secretary


                               HSB GROUP, INC.



                               By:/s/ Saul L. Basch
                                  ----------------------------------------------
                                  Title:  Senior Vice President, Treasurer
                                           & Chief Financial Officer

                                                                       EXHIBIT A

                                 TERM LOAN NOTE


$315,000,000                                                   September__, 2000


              HSB GROUP, INC., a Connecticut corporation (the "Company"), for value received, hereby promises to pay to the order of AMERICAN INTERNATIONAL GROUP, INC. (the "Lender"), by wire transfer of immediately available funds in United States dollars to the account of the Lender specified by the Lender in the United States on the Maturity Date (as defined in the Agreement specified below), the principal sum of $315,000,000 or, if less, the aggregate unpaid principal amount of the Loan made by the Lender to the Company pursuant to the Agreement (as hereinafter defined). This Note shall bear interest on the unpaid principal amount hereof, payable at a rate per annum (on the basis of a 360-day year for the actual number of days involved) equal to [___%], or, as applicable, at the higher rate provided in Section 2.03 of the Agreement, and on the dates set forth in the Agreement.

              If this Note becomes due and payable on a day which is not a Business Day (as defined in the Agreement), the maturity hereof shall be extended to the next succeeding Business Day, and interest shall be payable hereon at the rate herein specified during such extension.

              The Company waives presentment, demand, protest or other notice of any kind.

              This Note is the Note referred to in a Term Loan Agreement, dated as of September__, 2000, between the Company and the Lender (the "Agreement"), and is entitled to the benefits provided therein. This Note is subject to optional and mandatory prepayment in whole or in part and its maturity is subject to acceleration upon the terms provided in the Agreement.

                               HSB GROUP, INC.



                               By:
                                  ----------------------------------------------
                                  Title:

                                                                      SCHEDULE I

                     [Letterhead of Robert C. Walker, Esq.]


                                                     [September __, 2000]



American International Group, Inc.
70 Pine Street
New York, New York 10270


Ladies and Gentlemen:

              I have acted as counsel to HSB Group, Inc., a Connecticut corporation (the "Company"), in connection with the Company's execution and delivery of the Term Loan Agreement dated as of [September __, 2000] (said Agreement being herein referred to as the "Agreement"), between the Company, as borrower, and you, as lender, and the Company's execution and delivery to you of its Note thereunder. Terms used herein which are defined in the Agreement have the meanings herein as therein defined unless the context hereof requires otherwise. In this connection, I have examined such records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion, and on the basis of such examination advise you that, in my opinion:

              1. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Connecticut and has all requisite power and authority to own and operate its properties and to carry on its business as now being conducted.

              2. The Company has all requisite power and authority to enter into the Agreement, to make the borrowings provided for therein, to execute and deliver the Note and to perform its obligations under the Agreement and under the Note; and all necessary proceedings on its part to duly authorize such action have been taken.

              3. The Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              4. The Note has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with the terms thereof and of the Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              5. The execution and delivery by the Company of the Agreement and the Note do not violate any provision of the Amended and Restated Certificate of Incorporation or By-laws of the Company.

              6. No consent or approval of any governmental or administrative authority, instrumentality or agency is required as a condition to the validity of the Agreement or the Note; and there is no statute, rule or regulation which prevents the execution, delivery or carrying out by the Company of the Agreement or the Note.

              7. To the best of my knowledge and after due inquiry, there is no litigation or governmental proceeding or investigation pending or threatened against the Company or any subsidiary before any court or administrative agency which could reasonably be expected to result in any material adverse change in the financial condition of the Company and its subsidiaries taken as a whole.

              The foregoing opinion is limited to the Federal laws of the United States, the laws of the States of New York and Connecticut, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

              In rendering the foregoing opinion, I have, with your approval, relied as to certain matters on information obtained from public officials and officers of the Company and other sources believed by me to be responsible, and I have assumed that the signatures on all documents examined by me are genuine.

                                Very truly yours,